Exhibit 10.1
LULULEMON ATHLETICA INC.
2010 EXECUTIVE BONUS PLAN

PLAN TERM	Fiscal year beginning February 1, 2010

PLAN EFFECTIVE DATE	February 1, 2010

PLAN YEAR	lululemon’s 2010 fiscal year
PURPOSE
•	The purpose of this 2010 Executive Bonus Plan (the “Plan”) is to increase stockholder value by providing an incentive for the achievement of goals that support the strategic plan of lululemon athletica inc. (the “Company”).
ELIGIBILITY
•	The Plan is applicable for positions of executive vice president and above, and other senior officers of the Company as designated by the Management Development and Compensation Committee of the Board of Directors (the “Participants”).

•	The CEO has the authority to recommend participants. The Management Development and Compensation Committee has the sole authority to designate Participants.

•	Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Management Development and Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by the Company, or if the Participant engages, directly or indirectly, in any activity which is competitive with any Company activity.

•	If a Participant changes from an eligible position to an ineligible position during the Plan Year, eligibility to participate will be at the discretion of the Management Development and Compensation Committee.
TARGET BONUS
•	The target bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Financial Performance Goals and 100% of Individual Performance Goals were met (the “Target Bonus”).

•	The Target Bonus for each Participant shall be established by the Management Development and Compensation Committee no later than ninety (90) days after the beginning of the Plan Year.

•	The Target Bonus may be established as a percentage of base cash salary, or according to another method established by the Management Development and Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Financial Performance Goals and, if applicable, Individual Performance Goals.

OBJECTIVE FINANCIAL PERFORMANCE GOALS
•	The Management Development and Compensation Committee shall select the Financial Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

•	The Management Development and Compensation Committee may establish any special adjustments that will be applied in calculating whether the Financial Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

•	The Company’s overall financial performance is evaluated against four critical financial measures:
o	Operating Income (earnings from operations before interest income (expense), taxation)

o	Company Revenue (total consolidated net revenue)

o	Gross Margin ((net revenue — cost of goods sold) / net revenue)

o	Inventory Turns (product cost of goods (excluding SSC, occupancy, depreciation) / average finished goods inventory)
•	The maximum performance level for each Financial Performance Goal is 150%.

•	90% of the Target Bonus will be based on achievement of the Financial Performance Goals.
INDIVIDUAL PERFORMANCE GOALS
•	The portion of the Target Bonus not determined by achievement of the Financial Performance Goals shall be determined by the Participant’s achievement of Individual Performance Goals.

•	Each Participant with Individual Performance Goals shall submit such Individual Performance Goals for approval by the Management Development and Compensation Committee within ninety (90) days after the beginning of the Plan Year.

•	The maximum performance level for each Individual Performance Goal is 150%.
BONUS PAYOUT AND ELIGIBILITY
•	The bonus payout for each Participant under the Plan is based on the achievement of the Financial Performance Goals and the Individual Performance Goals (the “Bonus Payout”). A Bonus Payout under the Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant remains a Company employee through the date on which Bonus Payouts are made to Participants under the Plan, unless employment is terminated prior to the end of the Plan Year due to death or disability.

•	The Management Development and Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.
BONUS PAYOUT CALCULATION
•	Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Management Development and Compensation Committee shall review and approve for each Participant: the Target Bonus; the Financial Performance Goals; the Individual Performance Goals; and the relative weighting of the goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. The Management Development and Compensation Committee shall review the Bonus Payout calculation for each Participant.

BONUS PAYOUT PRORATIONS
•	For any Company employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year but before November 1st of that fiscal year, or whose employment with the Company is terminated prior to the end of the Plan Year because of disability or death, the Management Development and Compensation Committee (1) shall prorate the Bonus Payout related to the Financial Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Management Development and Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

•	The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

•	If a Participant changes positions within the Company during the Plan Year, the Management Development and Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.
ADMINISTRATION
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE RESPONSIBILITIES:
•	Approve the Plan design, Financial Performance Goals, and Individual Performance Goals for each Participant. Determine and certify the achievement of the Financial Performance Goals and Individual Performance Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

•	In the event of a dispute regarding the Plan, the Participant may seek resolution through the CEO and the Management Development and Compensation Committee. All determinations by the Management Development and Compensation Committee shall be final and conclusive.
BONUS PAYOUT ADMINISTRATION
•	The Bonus Payout will be made as soon as administratively feasible and is expected to be within approximately seventy-five (75) days after the end of the Plan Year. No amount is due and owing to any Participant before the Management Development and Compensation Committee has determined the Bonus Payout.

•	The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation.
TERMINATION OF EMPLOYMENT
•	The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by the Company’s policies and any applicable employment agreement and not by the Plan.
REVISIONS TO THE PLAN
•	The Plan will be reviewed by the CFO, CEO and the Management Development and Compensation Committee on a periodic basis for revisions. The Company reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time.

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